EXHIBIT 99.1
IDEX CORPORATION REPORTS SECOND QUARTER 2009 RESULTS;
ADJUSTED EARNINGS PER SHARE OF 37 CENTS
NORTHBROOK, IL, July 20 — IDEX Corporation (NYSE: IEX) today announced second quarter 2009 results.
New orders in the quarter totaled $319 million, down 21 percent compared to the prior-year period. Sales in the quarter totaled $336 million, 15 percent lower than the prior-year period.
Adjusted operating margin was 14.9 percent, down 320 basis points from the prior-year period, primarily due to lower volume. Second quarter reported operating income of $47 million was 35 percent lower than the prior-year period and included the impact of charges related to restructuring ($3.3M). Reported operating margin of 13.9 percent reflected a 420 basis point decline versus the prior-year period.
Excluding the 3 cents per share impact of restructuring-related charges, diluted earnings per share was 37 cents, a decline of 17 cents, or 31 percent, from the second quarter of the previous year. Reported net income of $28 million decreased 38 percent versus the second quarter of the previous year. Reported diluted earnings per share of 34 cents declined 20 cents, or 37 percent, from the second quarter of the previous year.
Second Quarter 2009 Results
•	Orders decreased 21 percent compared to the prior year (+5 percent acquisitions, -22 organic and -4 percent foreign currency translation).
•	Sales decreased 15 percent compared to the prior year (+6 percent acquisitions, -17 organic and -4 percent foreign currency translation).
•	Net income was $28 million, or 38 percent lower than the prior year. Excluding restructuring-related charges, net income was $30 million, or 33 percent lower than the prior year.
•	Diluted EPS of 34 cents was 20 cents, or 37 percent, lower than the prior year. Excluding restructuring-related charges, diluted EPS of 37 cents was 17 cents, or 31 percent, lower than the prior year.
•	EBITDA of $61 million was 18 percent of sales and covered interest expense by 14 times.
•	Free cash flow of $50 million includes the estimated annual $6M contribution to pension plans and represents 180 percent of net income.

“We are pleased with our second quarter results given the current market environment. Our team is focused on growing market share during the downturn and we continue to find new opportunities to reinvest in the business. At the same time, we are proving that our operating model enables us to both flex our cost structure and continue to generate cash. Operating margin of 15 percent and free cash generation at 180 percent of net income are both respectable achievements for the quarter.
We expect that energy, water, and select health and science end markets will modestly improve in the second half of 2009; however we also expect that industrial process and dispensing end markets will remain challenged for the balance of the year.
Given the current conditions and assuming no economic recovery in the second half, we expect third quarter EPS in the range of 33 to 37 cents on a fully diluted basis. For the full year, we project organic revenue to decline approximately 15 percent resulting in adjusted diluted EPS of $1.35 to $1.45.”
Lawrence D. Kingsley
Chairman and Chief Executive Officer

Business Highlights (excluding restructuring-related charges)
Fluid & Metering Technologies
¡	Sales in the second quarter of $157 million reflected a 12 percent decline compared to the second quarter of 2008 (+11 percent acquisitions, -20 percent organic and -3 percent foreign currency translation).
¡	Operating margin of 15.4 percent represented a 320 basis point decline compared with the second quarter of 2008. Excluding the impact of acquisitions, operating margin was 17.2 percent, a 140 basis point decline compared with the prior-year period due to lower sales.
Health & Science Technologies
¡	Sales in the second quarter of $74 million reflected a 15 percent decline compared to the second quarter of 2008 (+5 percent acquisitions, -18 percent organic and -2 percent foreign currency translation). The organic decline was primarily due to significant market softness in the non-core HST businesses.
¡	Operating margin of 15.7 percent reflected a 250 basis point decline compared with the second quarter of 2008. Excluding the impact of the Semrock acquisition, operating margin was 14.9 percent, a 330 basis point decline compared with the prior-year period due to lower sales.
Dispensing Equipment
¡	Sales of $46 million in the second quarter reflected a 19 percent decline compared with the second quarter of 2008 (-13 percent organic and -6 percent foreign currency translation), as a result of continued deterioration in capital spending for both the North American and European markets.
¡	Operating margin of 21.9 percent reflected a 330 basis point decline compared with the second quarter of 2008 due to lower volumes in Europe.
Fire & Safety/Diversified Products
¡	Sales in the second quarter of $62 million reflected a 20 percent decline compared with the second quarter of 2008 (-14 percent organic and -6 percent foreign currency translation).
¡	Operating margin of 22.1 percent represented a 230 basis point decline compared with the second quarter of 2008 on lower volumes and unfavorable product mix within the segment.
For the second quarter of 2009, Fluid & Metering Technologies contributed 46 percent of sales and 41 percent of operating income; Health & Science Technologies accounted for 22 percent of sales and 19 percent of operating income; Dispensing Equipment accounted for 14 percent of sales and 17 percent of operating income; and Fire & Safety/Diversified Products represented 18 percent of sales and 23 percent of operating income.
Conference Call to be Broadcast over the Internet
IDEX will broadcast its second quarter earnings conference call over the Internet on Tuesday, July 21, 2009 at 9:30 a.m. CT. Chairman and Chief Executive Officer Larry Kingsley and Vice President and Chief Financial Officer Dominic Romeo will discuss the company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 888.203.1112 (or 719.457.0820 for international participants) using the ID # 6940348.
A Note on EBITDA and Free Cash Flow
EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

EBITDA and Free Cash Flow bridge

	For the Quarter Ended
	June 30,			March 31,
	2009	2008	Change	2009	Change
Income before Taxes	$41.9	$69.0	(39)%	$34.1	23%
Depreciation and Amortization	14.2	12.2	16	13.6	4
Interest	4.4	4.1	9	4.8	(8)

EBITDA	$60.5	$85.3	(29)	$52.5	15

Cash Flow from Operating Activities	$55.3	$64.7	(15)%	$17.6	n/m %
Capital Expenditures	(6.1)	(6.9)	(12)	(4.9)	26
Excess Tax Benefit from Stock-Based Compensation	0.6	2.2	(72)	0.6	—

Free Cash Flow	$49.8	$60.0	(17)	$13.3	n/m

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries — all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.
For further information on IDEX Corporation and its business units, visit the company’s Web site at
www.idexcorp.com.
(Tables follow)

IDEX CORPORATION
IDEX CORPORATION
Condensed Statements of Consolidated Operations
(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008 (a)	2009	2008 (a)

Net sales	$336,455	$397,310	$663,068	$768,972
Cost of sales	205,354	235,800	408,773	454,982

Gross profit	131,101	161,510	254,295	313,990
Selling, general and administrative expenses	81,116	89,400	162,898	176,468
Restructuring expenses	3,250	—	5,501	—

Operating income	46,735	72,110	85,896	137,522
Other income (expense) — net	(385)	987	(576)	1,162
Interest expense	4,440	4,092	9,261	9,758

Income before income taxes	41,910	69,005	76,059	128,926
Provision for income taxes	13,988	23,945	25,532	44,263

Net income	$27,922	$45,060	$50,527	$84,663

Earnings per Common Share:
Basic earnings per common share (b)	$0.35	$0.55	$0.63	$1.03
Diluted earnings per common share (b)	$0.34	$0.54	$0.62	$1.02

Share Data:
Basic weighted average common shares outstanding	79,675	81,322	79,594	81,194
Diluted weighted average common shares outstanding	80,507	82,746	80,363	82,511
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2009	2008 (a)

Assets
Current assets
Cash and cash equivalents	$67,916	$61,353
Receivables — net	200,995	205,269
Inventories	166,977	181,200
Other current assets	29,205	32,866

Total current assets	465,093	480,688
Property, plant and equipment — net	181,376	186,283
Goodwill and intangible assets	1,468,872	1,470,289
Other noncurrent assets	10,464	14,540

Total assets	$2,125,805	$2,151,800

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$75,221	$87,304
Accrued expenses	101,850	117,186
Short-term borrowings	7,038	5,856
Dividends payable	9,550	9,523

Total current liabilities	193,659	219,869
Long-term borrowings	500,845	548,144
Other noncurrent liabilities	230,278	239,004

Total liabilities	924,782	1,007,017
Shareholders’ equity	1,201,023	1,144,783

Total liabilities and shareholders’ equity	$2,125,805	$2,151,800

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IDEX CORPORATION
IDEX CORPORATION
Company and Business Group Financial Information
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30, (c)		June 30, (c)
	2009	2008 (a)	2009	2008 (a)

Fluid & Metering Technologies
Net sales	$157,000	$177,358	$314,018	$348,288
Operating income (d)	24,221	32,964	47,361	64,571
Operating margin	15.4%	18.6%	15.1%	18.5%
Depreciation and amortization	$8,566	$6,450	$16,335	$12,763
Capital expenditures	3,315	2,785	5,872	5,176
Health & Science Technologies
Net sales	$73,816	$87,247	$148,004	$170,889
Operating income (d)	11,603	15,865	22,110	30,884
Operating margin	15.7%	18.2%	14.9%	18.1%
Depreciation and amortization	$3,200	$2,885	$6,713	$5,838
Capital expenditures	652	954	1,914	2,600
Dispensing Equipment
Net sales	$45,658	$56,601	$78,531	$106,609
Operating income (d)	10,021	14,256	14,000	25,500
Operating margin	21.9%	25.2%	17.8%	23.9%
Depreciation and amortization	$886	$1,131	$1,670	$2,269
Capital expenditures	340	1,054	558	1,584
Fire & Safety/Diversified
Products Net sales	$62,127	$77,247	$127,109	$145,910
Operating income (d)	13,738	18,828	27,309	36,558
Operating margin	22.1%	24.4%	21.5%	25.1%
Depreciation and amortization	$1,248	$1,390	$2,528	$2,744
Capital expenditures	894	2,033	1,716	3,140
Company
Net sales	$336,455	$397,310	$663,068	$768,972
Operating income	49,985	72,110	91,397	137,522
Operating margin	14.9%	18.1%	13.8%	17.9%
Depreciation and amortization (e)	$14,164	$12,164	$27,758	$24,213
Capital expenditures	6,070	7,336	11,222	13,313

(a)	Certain prior year amounts have been restated to reflect the LIFO to FIFO inventory costing change.

(b)	Adjusted to reflect the accounting guidance provided in FSP EITF 03-6, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.”

(c)	Three and six month data includes acquisition of IETG (October 2008), iPEK (October 2008) and Richter (October 2008) in the Fluid & Metering Technologies Group and Semrock (October 2008) in the Health & Science Technologies Group from the date of acquisition.

(d)	Group operating income excludes unallocated corporate operating expenses and restructuring-related charges.

(e)	Excludes amortization of debt issuance expenses.